Exhibit 99.7

ACQUISITION OF TELMEX INTERNACIONAL, S.A.B. de C.V.

BY

AMÉRICA MÓVIL, S.A.B. de C.V

May 11, 2010

Re: Tendering América Móvil TII L Shares and TII L ADSs

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We are sending you the enclosed ADS Letter of Transmittal in connection with the expected acquisition of Telmex Internacional, S.A.B. de C.V. (“Telmex Internacional”) by América Móvil, S.A.B. de C.V. (“América Móvil”). The deadline for making an election will be 5:00 p.m., New York City time, on June 10, 2010, in accordance with the terms of the prospectus forming part of the registration statement on Form F-4 filed May 11, 2010 (the “Prospectus”). Subject to the receipt of all necessary regulatory approvals, the expiration of all regulatory waiting periods, the fulfillment of other customary conditions and the fulfillment of any other conditions set forth in the Prospectus, the offer is currently expected to expire at 5:00 p.m., New York City time, on June 10, 2010, unless the offer is extended in accordance with U.S. tender offer rules.

The materials relating to the proposed transaction and the stockholder election have been forwarded to the Depository Trust Company participant as the registered holder of any of the following, which you hold for your client’s account or benefit: (i) Telmex Internacional Series L Shares (the “TII L Shares”) or (ii) American Depository Shares, each representing 20 TII L Shares (the “TII L ADSs,” and, together with the TII L Shares, the “TII Securities”). As described more fully in the Prospectus, if the transaction is completed, each outstanding TII Security will be exchanged into the right to receive, at the holder’s election, and as per the following chart, either América Móvil Series L Shares (the “AMX L Shares”), American Depositary Shares, each representing 20 AMX L Shares (the “AMX L ADSs,” and, together with the AMX L Shares, the “AMX Securities”) or cash.

Eligible Security	Corresponding Consideration per Eligible Security
TII L Shares	Ps. 11.66 in cash, to be paid in U.S. dollars or 0.373 of an AMX L Share

TII L ADSs	Ps. 233.20 in cash, to be paid in U.S. dollars or 0.373 of an AMX L ADS

Stockholders may elect to tender their TII Securities for cash and/or AMX Securities. Fractions of AMX L Shares or AMX L ADSs will not be issued to persons whose TII Securities are exchanged. The exchange agent will aggregate the fractional AMX L Shares and AMX L ADSs, execute a sale and deliver the net proceeds on a pro rata basis.

Any elections may be made only by you pursuant to your client’s instructions.

For your information, and for forwarding to your clients for whom you hold TII Securities registered in your name or in the name of your nominee, we are enclosing a printed form of letter, which may be sent to your clients for whose accounts you hold TII Securities registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions regarding the stockholder election. We also enclose the ADS Letter of Transmittal for guidance only.

The Bank of New York Mellon, the exchange agent, must receive elections no later than the election deadline. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS.

Requests for additional information or questions about the election materials may be directed to the Information Agent, D.F. King & Co., Inc., by telephone – 9 a.m. to 6 p.m. New York City time, Monday through Friday, except for bank holidays:

From within the U.S., Canada or Puerto Rico:

1-800-735-3591 (Toll Free)

From outside the U.S.:

1-212-269-5550 (Collect)

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS AN AGENT OF ANY OF THE COMPANY, THE PROXY SOLICITOR OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE PROPOSED TRANSACTION OR ELECTION OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

Yours truly,

/S/ ALEJANDRO CANTÚ JIMÉNEZ
Alejandro Cantú Jiménez General Counsel América Móvil, S.A.B. de C.V.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This document may be deemed to be solicitation material in respect of the proposed transaction involving América Móvil and Telmex Internacional. In connection with the proposed transaction, América Móvil has filed with the SEC a registration statement on Form F-4 on May 11, 2010 (the “Registration Statement”) to register the AMX L Shares to be issued in the proposed transaction. América Móvil and Telmex Internacional have also filed, and intend to continue to file, additional relevant materials with the SEC. The Registration Statement and the Prospectus contain and will contain important information about América Móvil, Telmex Internacional, the proposed transaction and related matters. SHAREHOLDERS OF TELMEX INTERNACIONAL ARE URGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROSPECTUS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the disclosure documents (including the Registration Statement) and other documents filed by América Móvil and Telmex Internacional with the SEC at the SEC’s website at www.sec.gov or from the information agent, D.F. King & Co., Inc., by phone at 212-269-5550 (for banks and brokers), 800-735-3591 (for all others—toll free) or via e-mail at amx@dfking.com.

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